Exhibit 4.26

HOLDER VOTING AGREEMENT

This Holder Voting Agreement (this “Agreement”) is made as of the day of __________ (the “Effective Date”), by and between ___________ (together with its successors, “Stockholder”) and KR Sridhar (“Initial Proxyholder”).

RECITALS

A. This Agreement, among other things, requires Stockholder to vote all Shares (as defined below) after the closing of the first firm commitment underwritten public offering of the Low Vote Stock (as defined below) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Low Vote Stock for the account of Bloom Energy Corporation, a Delaware corporation (the “Company”) with aggregate gross proceeds to the Company of at least $75,000,000 (the “Public Offering”) in the manner set forth herein. “Shares” means all shares of capital stock of the Company (i) that Stockholder currently holds, (ii) as to which Stockholder currently exercises voting or dispositive authority, (iii) that Stockholder acquires prior to the closing of the Public Offering (including, without limitation, any shares of capital stock of the Company issued to Stockholder upon the automatic conversion of any outstanding security of the Company in connection with the closing of the Public Offering), (iv) actually issued upon the conversion of or exchange of any evidences of indebtedness, shares or other securities issued by the Company that are directly or indirectly convertible into or exchangeable for capital stock of the Company (“Convertible Securities”) that Stockholder currently holds or acquires prior to the closing of the Public Offering, including for the avoidance of doubt any shares of capital stock of the Company issued upon the conversion or exchange of Convertible Securities after the closing of the Public Offering, (v) as to which Stockholder obtains the right to exercise voting or dispositive authority prior to the closing of the Public Offering, and (iv) including any shares of High Vote Stock (as defined below) issued with respect to, upon conversion of, or in exchange or substitution of any of the foregoing; provided, however, that for the avoidance of doubt, the term “Shares” shall not include any Low Vote Stock (including shares of Low Vote Stock received upon conversion of the High Vote Stock). All of the Shares will be identified on Exhibit A in the format as set forth therein, as updated by Stockholder and verified by the Company or Proxyholder (as defined below) on request. The failure to so identify any Shares shall not relieve Stockholder from the obligations set forth in this Agreement nor deprive Proxyholder of Proxyholder’s rights under this Agreement.

B. It is contemplated that in connection with the Public Offering, the Company may implement a two-class common stock voting structure (a “Dual Class Structure”) in which one class of common stock will have, among other things, enhanced voting rights, including but not limited to multiple votes per share (“High Vote Stock”), and the other class of common stock will not (“Low Vote Stock”); provided, that the shares of capital stock held by Stockholder at the time of adoption of such structure are entitled to be converted into High Vote Stock without any further consideration; provided further, that the economic rights of the Shares held by the Stockholder immediately after the adoption of such Dual Class Structure is the same as the economic rights of the Shares immediately prior to the adoption of such Dual Class Structure.

C. This Agreement is being entered into in exchange for a payment of U.S. $100.00 in cash from Initial Proxyholder to Stockholder and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Voting Arrangements.

1.1. Proxyholder (as defined in Section 1.3 below) shall have the right to vote all the Shares in Proxyholder’s sole discretion, on all matters submitted to a vote of stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together).

1.2. In the event that Proxyholder either (i) in the case of Initial Proxyholder, ceases to provide services to the Company as an officer of the Company (the date of such cessation of services, the “Initial Proxyholder Termination Date”) or (ii) in the case of any Successor Proxyholder (as defined in Section 1.3 below), resigns, dies or is removed in accordance with this Agreement (the date of such resignation, death or removal, a “Successor Termination Date”, and any Initial Proxyholder Termination Date or Successor Termination Date, a “Proxyholder Vacancy Date”), as applicable, such Proxyholder’s right to vote all of the Shares shall be revoked immediately and automatically as of such Proxyholder Vacancy Date. Any Successor Proxyholder designated in accordance with this Agreement shall (a) as a condition to accepting such designation, agree in writing to be subject to each of the terms of this Agreement and shall become a party to this Agreement by executing and delivering to the Company and the Stockholder a Successor Proxyholder Joinder in the form attached hereto as Exhibit B (the “Joinder”), and (b) be deemed to be Proxyholder for all purposes under this Agreement as of the date of delivery to the Company and the Stockholder of such Joinder.

1.3. As used herein:

(a) An “Affiliate” of a Person means such Person who, directly or indirectly, controls, is controlled by or is under common control with such Person or such Person’s principal, including without limitation, any general partner, managing member, managing partner, officer or director of such Person, such Person’s principal or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal. For purposes of this definition, the terms “controlling, “controlled by” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise or (b) the power to elect or appoint at least 50% of the directors, managers, general partners or persons exercising similar authority with respect to such Person.

(b) “Initial Proxyholder Service Period” means the period from and including the Effective Date to the earlier to occur of (i) the Initial Proxyholder Termination Date and (ii) the third (3rd) anniversary of the IPO Date.

(c) “IPO Date” means the date of the closing of the Public Offering.

(d) “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

(e) “Proxyholder” means (i) during the Initial Proxyholder Service Period, Initial Proxyholder, and (ii) following the Initial Proxyholder Service Period, Successor Proxyholder.

(f) “Proxy Investor” means any stockholder of the Company that has entered into a Holder Voting Agreement by and among such stockholder and Initial Proxyholder, in such form substantially similar to this Agreement.

(g) “Qualified Investors” means the Proxy Investors holding, as of the IPO Date, the five largest amounts of Shares by volume (including, for this purpose, any Shares held by any Affiliate of any such Proxy Investor), and each of the Qualified Investors, a “Qualified Investor”; provided, that any such Proxy Investor shall cease to be a Qualified Investor on the date as of which such Proxy Investor has disposed of greater than 75% of the Shares held by such Proxy Investor as of the IPO Date.

(h) “Successor Proxyholder” means such Person designated from time to time by a majority of the Qualified Investors (with each Qualified Investor having one vote); provided, that any Successor Proxyholder may be changed or replaced from time to time in the sole discretion of a majority of the Qualified Investors.

2. Stockholder to Abstain from Voting. Stockholder agrees that, unless Proxyholder provides explicit written instruction to vote the Shares under this Agreement or Proxyholder provides explicit written notice that Stockholder shall be permitted by Proxyholder to vote in a manner other than as Proxyholder instructs, Stockholder shall abstain from voting any of the Shares (in person, by proxy or by action by written consent, as applicable) on all matters.

3. Irrevocable Proxy and Power of Attorney. To secure Stockholder’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, Stockholder hereby appoints Proxyholder (who shall be such person as determined from time to time pursuant to Section 1), as Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of Stockholder. The proxy and power granted by Stockholder pursuant to this Section are coupled with an interest and are given to Proxyholder to secure the performance of Stockholder’s duties under this Agreement. The aforesaid proxy and power will be irrevocable for the term hereof. If Stockholder is an individual, the proxy and power will survive the death, incompetency, and disability of the Stockholder. If the Stockholder is an entity, the proxy and power will survive the merger, consolidation, conversion or reorganization of Stockholder or any other entity holding the Shares.

4. Additional Representations, Covenants and Agreements.

4.1. Transfers by Stockholder. Each transferee, assignee, or other recipient (whether by transfer, assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance or any other form of disposition (a “Transfer”)) of any Shares (or any interest therein) shall continue to be subject to the terms hereof, and, as a condition precedent to such Transfer, each such transferee, assignee or other recipient shall execute and deliver to Proxyholder and the Company an agreement substantially in the form of this Agreement. Notwithstanding the foregoing, any Transfer after the Public Offering of Shares that are High Vote Stock that results in the conversion in such shares to Low Vote Stock shall not require compliance with any of the foregoing provisions of this Section 4.1.

4.2. Legends. Each certificate representing the Shares shall bear the following legend, in addition to any legends that may be required by state or federal laws or the terms of the Company’s bylaws or any voting or other agreements that apply to Stockholder:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A HOLDER VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE OR TRANSFER AN INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID HOLDER VOTING AGREEMENT.”

4.3. Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s voting securities hereafter to Stockholder in respect of the Shares (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such securities shall automatically become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.2; provided, however, that this Agreement shall not apply to any Low Vote Stock.

4.4. Acquired Shares. Stockholder shall promptly, but in any event within three (3) days, notify Proxyholder and the Company of its acquisition of any Shares (or any interest in Shares) prior to the closing of the Public Offering.

4.5. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.6. Securities Laws, Rules and Regulations. Stockholder and Proxyholder agree and understand that Stockholder and/or Proxyholder may become subject to the registration and/or reporting requirements, rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act and/or any state and federal securities laws (collectively with the Exchange Act and the Securities Act, the “Securities Laws”). Stockholder and Proxyholder agree to use their respective commercially reasonable efforts to comply with the Securities Laws and to reasonably assist each other in complying with the Securities Laws in a timely and prompt manner. Such compliance may include, for example and without limiting the foregoing, the filing and updating and maintaining of Form 13G and/or Form 13D under the Exchange Act.

4.7. Proxyholder’s Liability. In voting the Shares in accordance with this Agreement, Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which Proxyholder may do or refrain from doing in good faith, nor shall Proxyholder have any accountability hereunder, except for Proxyholder’s own bad faith, gross negligence or willful misconduct. Furthermore, upon any judicial or other inquiry or investigation of or concerning Proxyholder’s acts pursuant to Proxyholder’s rights and powers as Proxyholder, such acts shall be deemed reasonable and in the best interests of Stockholder unless proved to the contrary by clear and convincing evidence.

4.8. Consideration. As consideration for the obligations of Stockholder, and the rights granted to Proxyholder, hereunder, Initial Proxyholder shall pay (by check, cash or other valid consideration) to Stockholder the sum of US $100 in the aggregate.

5. Termination.

5.1. Termination Events. This Agreement shall automatically terminate:

(a) upon the liquidation, dissolution or winding up of the business operations of the Company;

(b) upon the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) following the Public Offering, as to (I) any shares of High Vote Stock that are converted to Low Vote Stock pursuant to the Company’s then effective restated certificate of incorporation and (II) the Low Vote Stock resulting from such conversion, but this Agreement shall remain effective as to any High Vote Stock not so converted;

(d) from and after the third (3rd) anniversary of the IPO Date, at any time upon such resolution by the board of directors of the Company;

(e) upon the fifth (5th) anniversary of the IPO Date;

(f) upon the date that is sixty (60) days following any Proxyholder Vacancy Date, unless a majority of Qualified Investors designates a Successor Proxyholder on or before such date in accordance with this Agreement;

(g) upon such date as of which no Proxy Investor qualifies as a Qualified Investor; or

(h) at such time following the Public Offering when there is no High Vote Stock outstanding.

5.2. Removal of Legend. At any time after the termination of this Agreement in accordance with Section 5.1 (including with respect to any partial termination in connection with the conversion of High Vote Stock to Low Vote Stock), any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Company for removal of the legend.

6. Miscellaneous.

6.1. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of Stockholder and Proxyholder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and permitted assigns of Stockholder and Proxyholder any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may not be assigned without the written consent of Proxyholder and Stockholder; provided, that for the avoidance of doubt, any Successor Proxyholder designated in accordance with this Agreement may become a party to this Agreement in accordance with Section 1.2 without the consent of any of Proxyholder or Stockholder.

6.2. Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of Stockholder and Proxyholder; provided, that for the avoidance of doubt, any Successor Proxyholder designated in accordance with this Agreement may become a party to this Agreement in accordance with Section 1.2 without the consent of any of Proxyholder or Stockholder, and the execution and delivery by such Successor Proxyholder of the Joinder shall not be deemed to amend or waive any term of this Agreement. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon Proxyholder, and Stockholder, and each of the respective successors to and assigns of Proxyholder and Stockholder.

6.3. Notices. Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail (e-mail) or fax, or (b) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, e-mail address or fax number as set forth on the signature page hereto, or as subsequently modified by written notice. Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

6.4. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties hereto agree to renegotiate such provision in good faith. In the event that the parties hereto cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

6.5. Governing Law; Jurisdiction; Venue.

(a) This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) Each party hereto hereby consents to service of process being made through the notice procedures set forth in Section 6.3 and agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the parties’ respective addresses set forth on the signature page hereto shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

6.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.7. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.8. Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.9. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.10. Confidentiality. Prior to the public filing of a registration statement with respect to the Public Offering, the parties shall keep this Agreement and the terms hereof confidential and not disclose the foregoing to any third party, except as required by applicable law and as the parties hereto may otherwise agree.

6.11. Effectiveness. For the avoidance of doubt, Section 1, Section and Section 3 of this Agreement shall not become effective until the later of (i) the closing of the Public Offering and (ii) the implementation of the Dual Class Structure. Until such time, Stockholder may vote all of the shares of the Company’s capital stock that it beneficially owns in its sole discretion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Holder Voting Agreement as of the date first set forth above.

STOCKHOLDER

Stockholder Name:

By:

Name:

Title:

INITIAL PROXYHOLDER

By:

Name:	K.R. Sridhar

[SIGNATURE PAGE TO HOLDER VOTING AGREEMENT]

EXHIBIT A

Shares

Shareholder Registration	Type of Shares	Number of Shares

EXHIBIT B

Form of Successor Proxyholder Joinder

This Successor Proxyholder Joinder (the “Joinder”) is executed on ____________, 20__, by the undersigned (“Successor Proxyholder”) pursuant to the terms of that certain Holder Voting Agreement (the “Agreement”) dated as of [_________], 2016, by and between [________________] (together with its successors, “Stockholder”) and KR Sridhar (“Initial Proxyholder”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Agreement.

By execution of this Joinder, Successor Proxyholder hereby (a) agrees to be subject to each of the terms of the Agreement, (b) becomes a party to the Agreement, to serve as Proxyholder in accordance with the terms of the Agreement until the earlier of such Successor Proxyholder’s resignation, death or removal in accordance with the Agreement and (c) adopts the Agreement with the same force and effect as if Successor Proxyholder were originally a party thereto.

ACCEPTED AND AGREED

SUCCESSOR PROXYHOLDER

By: _____________________

Title: ____________________